QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(10)

TENDER AND VOTING AGREEMENT

        THIS TENDER AND VOTING AGREEMENT (this "Agreement") is made and entered into as of February 15, 2008 by and between VGI Holdings Corp., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of Varsity Group Inc., a Delaware corporation (the "Company").

PRELIMINARY STATEMENTS

        VGI Acquisition Corp., a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company are, contemporaneously with the effectiveness of this Agreement, entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the "Merger Agreement"), which provides for, among other things, (i) a cash tender offer by Acquisition Sub (the "Offer") pursuant to which Acquisition Sub will pay Twenty Cents ($0.20) in cash (the "Offer Price") for each of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company ("Common Stock"), and (ii) the merger of Acquisition Sub with and into the Company (the "Merger") pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

        The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the issued and outstanding Common Stock as is indicated on the signature page of this Agreement (the "Existing Shares" and, together with any shares of capital stock of the Company acquired by the Stockholder after the date hereof, the "Shares").

        The Stockholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Shares and nothing herein shall limit or affect any actions taken by the Stockholder in his or her capacity as a director or officer of the Company.

        In consideration of the execution of the Merger Agreement by Parent, the Stockholder (solely in the Stockholder's capacity as such) is hereby agreeing to tender and vote the Shares as described herein.

ARTICLE 1
AGREEMENTS

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

        1.1    Agreement to Tender.    The Stockholder hereby agrees to accept the Offer with respect to all the Shares and to tender all the Shares pursuant to the Offer. Such tender shall be made no later than two business days prior to the initial expiration date of the Offer and, with respect to any Shares obtained after such date, promptly after such Shares are obtained. The Stockholder shall not withdraw any Shares tendered pursuant to the Offer unless either (a) this Agreement terminates pursuant to Section 4.1, (b) the Offer shall have been terminated by the Acquisition Sub or (c) the Offer Price has been reduced below $0.20 per share of Common Stock in cash. The Stockholder authorizes Parent and Acquisition Sub to publish and disclose in the Tender Offer Statement on Schedule TO with respect to the Offer (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") and, if approval of the Company's stockholders is required under the Delaware General Corporate Law ("DGCL"), any Proxy Statement (including all related documents and schedules filed with the Securities and Exchange Commission ("SEC")), his or her identity and ownership of Shares, the nature of his or her commitments, arrangements and understandings under this Agreement and any other information required by applicable law.

        1.2    Agreement to Vote.    At every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholder irrevocably agrees to (a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum and (b) unless Parent votes the Shares directly pursuant to the proxy granted by Section 1.3 below, vote (or cause to be voted), in person or by proxy, the Shares (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby and any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (iii) against any action, agreement or transaction that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the timely consummation of the Offer or the Merger, and (iv) against any other action, agreement or transaction related to (A) a proposal or offer with respect to a merger, joint venture, partnership, consolidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries and (B) an inquiry, proposal or offer to acquire in any manner, directly or indirectly, any of the outstanding shares of any class of equity securities of the Company or those of any of its subsidiaries, or any of its assets (including, without limitation, equity securities of its subsidiaries), in each case other than the transactions contemplated in the Merger Agreement (collectively, the proposals described in clauses (A) and (B) are hereinafter referred to as an "Competing Proposal").

        1.3    Proxy.

        (a)   Pursuant to this Agreement, the Stockholder does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as the Stockholder's true and lawful attorney and irrevocable proxy, for and in the Stockholder's name, place and stead, to vote the Shares as the Stockholder's proxy, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby and any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (iii) against any action, agreement or transaction that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iv) against any other action, agreement or transaction related to a Competing Proposal. The Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. The Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote, in accordance with the terms of this Agreement, the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

        (b)   For purposes of this Agreement, "Proxy Term" means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 4.1 hereof.

        (c)   The Stockholder agrees that the irrevocable proxy set forth in this Section 1.3 shall not be terminated by any act of the Stockholder or by operation of law. If prior to the termination of this Agreement, the Stockholder should die or become incapacitated, certificates representing the Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Parent has received notice of such death or incapacity.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

        2.1    Representations and Warranties of the Stockholder.    The Stockholder hereby represents and warrants to Parent as follows:

          (a)   Authorization; Validity of Agreement; Necessary Action.    The Stockholder has legal capacity to execute and deliver this Agreement and to perform the Stockholder's obligations hereunder. If the Stockholder is married and the Shares set forth on the signature page hereto constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the Stockholder's spouse. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable in accordance with its terms.

          (b)   Ownership.    As of the date hereof, the number of issued and outstanding shares of Common Stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act, but excluding stock options) by the Stockholder is set forth opposite the Stockholder's name on the signature page to this Agreement. As of the date hereof, the Existing Shares constitute all of the shares of Common Stock held of record, beneficially owned by, or for which voting power or disposition power is held or shared by, the Stockholder. The Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the closing of the Merger sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the closing of the Merger, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares, free and clear of any liens, charges, pledges, security interests, claims or other encumbrances (collectively, the "Liens"), and the Stockholder will have good and valid title to such Existing Shares and any additional Shares acquired by the Stockholder after the date hereof and prior to the closing of the Merger, free and clear of any Liens. The Stockholder further represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

          (c)   No Violation.    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which the Stockholder will file, conflict with or violate any law applicable to the Stockholder or by which any of his or her assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of his or her assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Stockholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to any (x) domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a "Governmental Entity") (except for filings that may be required under the Exchange Act) or (y) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary).

          (d)   Reliance.    The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (e)   Stockholder has Adequate Information.    The Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Acquisition Sub or Parent and based on such information as the Stockholder has deemed appropriate, made his or her own analysis and decision to enter into this Agreement. The Stockholder acknowledges that neither Acquisition Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Shares by the Stockholder is irrevocable.

        2.2    Representations and Warranties of Parent.    Parent hereby represents and warrants to the Stockholder as follows:

          (a)   Authorization; Validity of Agreement; Necessary Action.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms.

          (b)   No Conflicts.    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, (i) conflict with or violate any law applicable to Parent or by which any of its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to any (x) Governmental Entity (except for filings that may be required under the Exchange Act) or (y) third party, except in the case of (x) or (y) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE 3
OTHER COVENANTS

        3.1    Further Agreements of Stockholder.

        (a)   The Stockholder hereby agrees not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares (or any shares of Common Stock subject to any stock options) or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law (collectively, a "Transfer") or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Shares (or any shares of Common Stock subject to any stock options); provided, however, that this Agreement shall not restrict Transfers to any members of the Stockholder's immediate family, a family trust of the Stockholder or a charitable institution, but only if in each case prior to the effectiveness of the Transfer, the permitted transferee of such Shares agrees in writing to be bound by the terms hereof (or an agreement that is substantively identical to this Agreement). No provision of this Section 3.1 or any other provision of this Agreement shall prohibit or otherwise restrict the cancellation of any options to purchase Common Stock held by the Stockholder.

        (b)   In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

        (c)   The Stockholder agrees to notify Parent promptly in writing of the number of any additional Shares acquired by the Stockholder, if any, after the date hereof.

        (d)   The Stockholder agrees (i) not to knowingly take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of the Stockholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all commercially reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

        (e)   The Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

ARTICLE 4
MISCELLANEOUS

        4.1    Termination.

        (a)   This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the first to occur of (a) such date and time as the Merger Agreement shall have been validly terminated, (b) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (c) such date and time as the Offer Price shall have been reduced below $0.20 per share of Common Stock in cash.

        (b)   Upon such termination, no party shall have any further obligations or liabilities hereunder except that

  (i)
  the obligations of the Stockholder under this Article 4 shall survive such termination, and

  (ii)
  such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

        4.2    Stockholder Capacity.    No person or entity executing this Agreement, or any officer, director, partner, employee, agent or representative of such person or entity, who is or becomes during the term of this Agreement a director or officer of the Company, shall be deemed to make any agreement or understanding in this Agreement in such person's capacity as a director or officer of the Company. The Stockholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Shares and nothing herein shall limit or affect any actions taken by the Stockholder in his or her capacity as a director or officer of the Company or create any remedy in Parent or Merger Sub in respect of any actions in his capacity as a director or officer.

        4.3    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this paragraph):

if to the Stockholder:	with a copy to:
Bestinver Pensiones EGFP, S.A. Calle Juan de Mena, núm. 8, 28014 Madrid (SPAIN) Facsimile: +34 91 595 91 09 Attention: Manuel Martínez Jerez
And to:	And to:
c/o Varsity Group Inc. 2677 Prosperity Ave., Suite 250 Fairfax, VA 22031 Facsimile: (703) 205-6230 Attention: Eric Kuhn	Latham & Watkins 140 Scott Drive Menlo Park, CA 94025 Facsimile: 650-463-2600 Attention: Anthony Richmond
if to Parent:	with a copy to:
VGI Holdings Corp. 2233 West Street River Grove, IL 60171 Facsimile: (708) 452-9329 Attention: Dennis A. McMahon	McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606 Facsimile: (312) 984-7700 Attention: Brooks B. Gruemmer

        4.4    Counterparts.    This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

        4.5    Entire Agreement.    This Agreement (together with the Merger Agreement, to the extent applicable) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

        4.6    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE

OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.3 HEREOF.

        4.7    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.7.

        4.8    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        4.9    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other person or entities entitled to enforce this Agreement pursuant to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

        4.10    Severability.    Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners.

        4.11    Assignment; Third Party Beneficiaries.    Except as provided in Section 3.1(a), neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

        4.12    No Waiver.    The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party's right to exercise any such or other right, power or remedy or demand such compliance.

        4.13    Further Assurances.    Subject to the terms and conditions of this Agreement, the Stockholder shall use his or her reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill the Stockholder's obligations under this Agreement.

        4.14    Effectiveness of this Agreement.    Regardless of when executed and delivered, the effectiveness of this Agreement shall be contemporaneous with and conditioned upon the execution and delivery of the Merger Agreement, provided, that, if the Merger Agreement is not executed and delivered on or prior to February 22, 2008, then this Agreement shall be null and void ab initio.

[Remainder of Page Left Blank Intentionally]

        IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VGI HOLDINGS CORP.
By:	/s/ Christopher Traut
Name:	Christopher D. Traut
Its:	President
STOCKHOLDER
Bestinver Pensiones EGFP, S.A., represented by Francisco García Paramés and Manuel Martínez Jerez
/s/ Francisco García Paramés
/s/ Manuel Martínez Jerez
Number of issued and outstanding shares of Common Stock owned beneficially and of record: 178,889

QuickLinks

  Exhibit (d)(10)